SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2004

CEDAR FAIR, L.P.

(Exact name of Registrant as specified in its charter)

DELAWARE	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Cedar Point Drive, Sandusky, Ohio	44870-5259
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (419) 626-0830

N.A.

(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS AND REQUIRED REGULATION FD DISCLOSURE

Cedar Fair, L.P. hereby files this Form 8-K for the purpose of updating the description of its units representing limited partner interests ("Units"), for which this Form 8-K will be incorporated by reference into any of our registration statements on Form S-3, S-4 or S-8 (or applicable successor forms) to be filed by us in the future, until such Unit description is subsequently amended or modified and included in a document filed by us with the United States Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended. Unless the context otherwise indicates, the terms "we," "our" and "us" as used in this Form 8-K refer to Cedar Fair, L.P.

Description of Units

General

Our Units are equity securities entitled to participate in cash distributions made by us from time to time in accordance with the provisions of our limited partnership agreement and, in the event of our liquidation or winding up, in any of our assets remaining after satisfaction of our liabilities and capital account requirements. The percentage interest represented by a Unit is equal to the ratio it bears at the time of determination to the total number of Units outstanding, multiplied by 99.999%, which is the aggregate percentage interest in the partnership represented by all of the Units. The Units are not subject to preemptive rights.

Each Unit evidences entitlement to participate in our profits, losses and cash distributions in accordance with the provisions of our limited partnership agreement and the percentage interest represented by that Unit. The percentage interest represented by any outstanding Unit will be subject to dilution if we issue additional Units or other securities.

Our Units are listed on the New York Stock Exchange under the symbol "FUN."

Voting Rights

Each holder of a Unit is entitled to one vote for each Unit held of record on the applicable record date on all matters presented to a vote of the unitholders.

Transfer Agent

American Stock Transfer & Trust Company is the transfer agent for our Units. Each holder of Units as reflected on the records of the transfer agent is entitled to receive cash distributions declared and federal tax information and other reports distributed to unitholders.

Anti-Takeover Provisions

Our limited partnership agreement contains two supermajority voting provisions that have an anti-takeover effect. Both of these supermajority provisions make it more difficult to remove board members and management and could prevent consummation of a change in control transaction even if a majority of the unitholders favored the transaction. First, a transaction resulting in a change of control, as defined in our limited partnership agreement, requires approval by the affirmative vote of at least two-thirds of the outstanding Units. In contrast, Delaware limited partnership law only requires an affirmative vote of a majority of outstanding Units to approve a merger or consolidation. Second, our limited partnership agreement includes a provision whereby directors of our general partner can only be removed, with or without cause, by an affirmative vote of 80% of the outstanding Units.

In addition to the supermajority provisions, the board of directors of our general partner is divided into three classes, with directors in each class serving for a term of three years and the term of one class expiring at each annual meeting of unitholders. This could delay a holder of Units representing a majority of the voting power from obtaining control of the board of directors because the holder would not be able to replace a majority of the directors prior to at least the second annual meeting of unitholders after it acquired a majority position.

The general partner also has authority to implement a unitholder rights plan that would allow us to resist a potential change of control if the board of directors of our general partner by a majority vote of a quorum, determines that a potential change of control transaction is not in the best interests of our unitholders. The grant of this authority was approved by our unitholders at a special meeting of unitholders on June 8, 2004. Under our limited partnership agreement, the general partner has the right to:

- cause the issuance of Units or rights to acquire Units at a price that is more or less than the fair market price of the Units at the time of issuance; and

- amend the limited partnership agreement to implement the terms and conditions of any such rights issued.

The purpose of a unitholder rights plan would be to protect us and our unitholders from unsolicited acquisition tactics that the board of directors of our general partner believes could be coercive and unfair to our unitholders. The effect of a unitholder rights plan would be to induce a bidder to negotiate with the board of directors or face economic dilution and thus strengthen the board's bargaining position vis-à-vis such a bidder.

A unitholder rights plan may have the effect of discouraging or making more difficult or expensive certain mergers, tender offers, open market purchase programs or other purchases of our Units under circumstances that may afford unitholders an opportunity to see some or all of their Units purchased at a premium to then existing market prices. To the extent that the unitholder rights plan has these effects, it may be beneficial to incumbent management in certain unsolicited tender offers and may discourage or render more difficult or expensive the assumption of control by a holder of a substantial block of our Units and the removal of incumbent management.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEDAR FAIR, L.P.

By: Cedar Fair Management, Inc., General Partner

By:	/s/ Bruce A. Jackson
Bruce A. Jackson Corporate Vice President, Finance and Chief Financial Officer

Date: June 21, 2004